Exhibit 10.27

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT

This Master Development and Clinical Supply Agreement (the “Agreement”) is entered into as of December 14, 2020 (the “Effective Date”) by and between:

1	Abzena (San Diego) Inc, a California corporation located at 8810 Rehco Road, Suite E, San Diego, CA 92121 (“Abzena”) and
2	Immunome Inc., a Delaware corporation located at 665 Stockton Drive, Suite 300, Exton, PA 19346 (“Company”).

Abzena and Company hereinafter are also referred to individually as a “Party” and jointly as “Parties.” When signed by both parties, this Agreement will set forth the terms and conditions under which Abzena and Company agree for Abzena to provide certain services to Company as set forth herein.

RECITALS

A.	Abzena is engaged in the development and manufacture of biopharmaceutical products;
B.	Company is a pharmaceutical company developing antibody-based therapeutics and requires assistance in the development, manufacture and testing of such product;
C.	Company wishes to engage Abzena, from time to time, to perform certain Services (as defined below); and
D.	Abzena is willing to perform such Services on the terms and conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.DEFINITIONS

As used in this Agreement the following terms shall each have the meanings set forth below.

1.1

“Abzena Background Technology” shall mean the vectors and other biological and chemical materials, standard operating procedures, protocols and other methods, Abzena Intellectual Property (including the Abzena Core Technology), information and other technology controlled by Abzena or its Affiliates that are used by Abzena to perform the Manufacture and/or Services to the extent existing prior to the date hereof or hereafter developed except to the extent relating to any of the Company Material, Company Foreground Technology, Company Technology or Deliverables.

1.2

“Abzena Core Technology” shall mean all: (a) the inventions claimed and technology described in patents and patent applications listed in Exhibit C (as may be amended from time to time by Abzena), including all foreign equivalents and including any divisional or continuation patent applications or patents, re- examinations, reissues and any supplementary protection certificates issued, and all patents and patent applications claiming priority to any of the foregoing; (b) as of the Effective Date, any inventions claimed and technology described in further patent applications filed by or on behalf of Abzena or any of its Affiliates as they relate to patents and patent applications listed in Exhibit C (as may be amended from time to time by Abzena), including all foreign equivalents and including any divisional or continuation patent applications or patents, re-examinations, reissues and any supplementary protection certificates issued, and all patents and patent applications claiming priority to any of the foregoing; and (c) any know-how (including materials, methods for manufacture, characterization and use and other data) and technology related to the patents and patent applications listed in Exhibit C (as may be amended from time to time by Abzena), or the other patents or patent applications described in clauses (a) and (b) above in this definition to the extent existing prior to the date hereof or hereafter developed except to the extent relating to any of the Company Material, Company Foreground Technology, Company Technology or Deliverables.

1.3

“Affiliate” shall mean any corporation or other entity or enterprise that controls, is controlled by, or is under common control with a Party. A corporation or other entity or enterprise shall be regarded as in control of another corporation, entity or enterprise if it owns or directly or indirectly controls 50% or more of the voting securities or other ownership interest of the other corporation, entity or enterprise or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or enterprise.

1.4

“Applicable Laws” shall mean the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils which are applicable to a Party’s activities hereunder including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.

1.5

“Base Technology” shall mean any and all Intellectual Property, biological and chemical materials, information and other technology developed in the performance of the Services that are modifications or improvements of, or related to, any and all of the Abzena Background Technology, except to the extent relating to any of the Company Material, Company Foreground Technology, Company Technology or Deliverables.

1.6	“Batch” shall mean Bulk Drug Substance Manufactured from one run of a single reactor vessel.
1.7	“Bulk Drug Substance” shall mean the material identified as such in the applicable Statement of Work.
1.8	“Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31.
1.9	“Certificate of Analysis” shall mean, with respect to a Batch, the document prepared by Abzena listing tests performed by Abzena or Service Providers, the Specifications and test results.
1.10

“Certificate of Compliance” shall mean the document issued by Abzena with respect to a Batch certifying its conformance with the Specifications and that it was produced in accordance with the applicable standard operating procedures, master batch record and cGMPs, if applicable, subject to the deviations and appropriate reconciliations set forth therein.

1.11

“cGMPs” shall mean all applicable laws and regulations governing cell banks and the manufacture of medicinal Bulk Drug Substance including without limitations, current good manufacturing practices set forth in (i) FDA guidance for Phase I-III Investigational Drugs, and; (ii) ICHQ7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”.

1.12

“Company Foreground Technology” shall mean: (a) all Intellectual Property, reports, antibodies, technology, formulations, compositions and biological and chemical materials developed or made by Abzena in performing the Services relating to any of the company Material, Company Foreground Technology, Company Technology or Deliverables and (b) the Deliverables.

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1.13

“Company Information” shall mean all technical data, cell lines, sequences, scientific data, test methods, development, Company Intellectual Property and other Confidential Information of Company supplied by Company to Abzena.

1.14	“Company Intellectual Property” shall mean Intellectual Property of Company.
1.15	“Company Material” shall mean Company biological and chemical materials, including cell lines.
1.16

“Company Technology” shall mean Company Material, Company Intellectual Property, information (including Company Information) and other technology controlled from time to time by Company which is necessary or useful for Abzena to use to provide the Services.

1.17	“Clinical Material” shall mean a composition of matter in Bulk Drug Substance form and which is an active ingredient and intended for use in Clinical Trials.
1.18

“Clinical Trial” shall mean a human clinical trial in any country that is intended to evaluate the safety and effectiveness of a Clinical Material in subjects or that would otherwise satisfy requirements of 21 C.F.R. Part 312, the applicable EU regulations governing clinical trials, or any other foreign equivalents.

1.19

“Confidential Information” shall mean any and all confidential information of any kind disclosed by one Party to the other in connection with this Agreement, directly or indirectly, whether disclosed orally, visually, in writing or in any tangible or electronic form or media, and including research and development, technology, trade secrets, know-how, proprietary information (whether or not reduced to writing), inventions and discoveries (whether or not patentable), materials, patent applications, prototypes, designs, techniques, methods, ideas, concepts, data, engineering and manufacturing information, procedures, specifications, diagrams, drawings, schematics, and any and all other technical, commercial, scientific and other data, processes, documents or other information or physical object. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure by the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (v) was subsequently developed by the receiving Party without the use of the Confidential Information of the other Party as demonstrated by competent evidence.

1.20

“Deliver” or “Delivery” shall mean with respect to Bulk Drug Substance or any other tangible item or Materials, when such Bulk Drug Substance or other item is: (a) shipped to Company pursuant to Section 4.3, (b) at Company’s written instruction, released for further processing or use by Abzena quality assurance or storage or such other tangible item is made available for delivery by Abzena to Company, or (c) with respect to work product that is not subject to release requirements, when Services related to such work product have been performed in accordance with an applicable Statement of Work.

1.21	“Deliverables” shall mean the deliverables as described within the applicable Statement of Work.
1.22

“Exploit” or “Exploitation” shall mean to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

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1.23	“FDA” shall mean the United States Food and Drug Administration, or the successor thereto.
1.24

“Governmental Authority” shall mean any country, including any political subdivision thereof, court, instrumentality, or agency thereof, and any other federal, state, or public authority, domestic or foreign, exercising governmental powers and having jurisdiction over any activity of a Party under this Agreement.

1.25

“Intellectual Property” shall mean any and all rights in and to existing and/or future patents, patents, trademarks, trade names, service marks, domain names, copyrights, moral rights, design rights, topography rights, database rights (including rights to prevent the extraction or reutilization of information from a database), publication rights, know-how, trade secrets and confidential information and all other forms of protection and/or intellectual property right having equivalent or similar effect to any of the foregoing, without limitation, whether or not any of them are registered and including applications for registration for any of them, and all associated ideas, formulas, inventions, discoveries, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and/or other information, without limitation, including the right to license, further assign and alter all of the foregoing.

1.26	“Manufacture” or “Manufacturing” shall mean, as pertinent, the acts comprising manufacturing of Bulk Drug Substance pursuant to this Agreement, regardless of intended use.
1.27

“Manufacturing Facility” shall mean Abzena’s Lusk Manufacturing Facility located at 6325 Lusk Boulevard, San Diego, California. Notwithstanding the foregoing, Company understands and agrees that some portion of the Services may be performed at Abzena’s facility located at Babraham Research Campus, Babraham, Cambridge, UK, to the extent explicitly provided in a particular Statement or Work.

1.28	“Master Cell Bank” shall mean a fully characterized master cell bank that will serve as the source of the cell substrate for the production of the antibody.
1.29

“Materials” shall mean all raw materials, packaging and shipping materials including, but not limited to, supplies, consumables, media, purification resins and the like for, including without limitation any and all Services.

1.30	“Party” shall mean Abzena and its Affiliates or Company and its Affiliates and, when used in the plural, shall mean all of them.
1.31	“Price” shall mean the compensation to Abzena determined pursuant to Section 5 with respect to the Services.
1.32

“Quality Agreement” shall mean that agreement entered into between Abzena and Company no later than commencement of Manufacturing of Clinical Material, which shall be attached hereto as Exhibit A and shall describe, among other things, the Parties’ quality control, quality assurance and regulatory responsibilities relating to the manufacture, process controls and release, storage and shipping of Clinical Material, as pertinent, by Abzena to Company for formulation, filling, labeling and packaging, and, as appropriate the Master and Research Cell Banks.

1.33

“Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the Manufacture of the Bulk Drug Substance in a regulatory jurisdiction.

1.34

“Research Cell Bank” shall mean a cryopreserved bank of selected monoclonal cell line, not fully characterized but suitable for use as a seed stock for the development of a fully characterized Master Cell

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Bank.

1.35

“Service Provider” shall mean a Third Party, who, on behalf of a Party or its Affiliates, undertakes to provide services to a Party or its Affiliates in performance of such Party’s (or its Affiliate’s) obligations under this Agreement.

1.36	“Services” shall mean any services performed by Abzena on behalf of Company.
1.37

“Specifications” shall mean the specifications, tests, procedures and acceptance criteria of the Bulk Drug Substance as shall be (a) specified in a Statement of Work and/or (b) determined and agreed to by the Parties following the results of process development activities, as may be then further amended from time to time in accordance with this Agreement.

1.38

“Statement(s) of Work” or “SoW” shall mean the written documents attached or to be attached to this Agreement describing the details of the Services to be performed by Abzena pursuant to this Agreement, the anticipated timeline for such Services and the Price therefor, as executed from time to time by Abzena and Company and incorporated into this Agreement by reference. A template Statement of Work is attached at Exhibit B.

1.39	“Term” shall mean that period commencing with the Effective Date and ending, as provided in Section 11.1.
1.40	“Third Party” shall mean any person or entity other than Company, Abzena, or an Affiliate of either of them.

2.PERFORMANCE OF SERVICES

2.1	General Goals and Responsibilities.
(a)	Abzena shall provide the Services and Deliverables to Company on the terms and conditions of this Agreement, in accordance with the timelines specified in a Statement of Work, any applicable Specifications and/or Quality Agreement terms and industry standards. Abzena shall undertake the Services in accordance with any and all Applicable Laws. Company understands and agrees that the Services involve development stage uncertainties, and accordingly Abzena cannot guarantee results.
(b)	Each Statement of Work shall constitute a separate agreement between Abzena and Company incorporating all the provisions of this Agreement. Abzena and the Company each shall comply with their respective obligations under each Statement of Work. To the extent any terms of a Statement of Work conflict with the terms of this Agreement, the terms of this Agreement shall control, except to the extent otherwise explicitly provided in such Statement of Work.
(c)	If Company wishes to vary the Services for a particular Statement of Work, Company will submit the proposed revisions to the Services to Abzena. Company acknowledges that any revisions to the Services may result in changes to the Price and, accordingly, Abzena will subsequently provide Company with a revised estimate as to the additional cost and time required for performing the changed or additional Services. Any changes to the Services and the associated cost and timetable must be agreed to in writing by executing an agreement (a “Change Order”) before the additional Services can be provided. The Change Order shall constitute an amendment to the applicable Statement of Work and shall form part of this Agreement. If Abzena deems it necessary to vary any Statement of Work, it shall inform Company and await Company’s review and decision before proceeding with such variation, but shall otherwise continue to perform such Statement of Work in accordance with its terms.

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(d)	Abzena shall have the day-to-day decision-making authority and responsibility for performing the Services including, without limitation, with respect to managing Abzena’s employees, consultants and Service Providers who are performing activities on behalf of Abzena under this Agreement.
2.2	Supply of Information and Materials; Cooperation.
(a)	Company shall supply to Abzena all Company Information and Company Material that is reasonably required by Abzena to perform the Services, as specified in a Statement of Work. Abzena shall not be responsible for any delays to the extent directly arising out of Company’s failure to provide such Company Information, Company Materials necessary to perform the Services to Abzena in accordance with the applicable Statement of Work, and Company shall be responsible for all additional reasonable costs and expenses directly arising out of such delay including, if applicable, any idle Manufacturing Facility capacity costs. Abzena shall acquire all required Materials other than Company Materials from third parties approved by Company, of such types and quantities as shall be sufficient to perform the Services as and when required in accordance with Section 5.3, and Company shall be charged for such Materials [***]. Subject to the other provisions of this Agreement, Company shall be responsible for payment of all Materials ordered or irrevocably committed to be acquired by Abzena hereunder. Upon termination of the Agreement, all unused Materials properly ordered shall be paid for by Company within thirty (30) days of invoice and at Company’s option will either be (i) promptly delivered to Company in accordance with its instructions; or (b) disposed of by Abzena; provided, that the foregoing payment obligation shall apply only if this Agreement is terminated by Abzena pursuant to Section 11.2(a) or Section 11.2(b) or by Company pursuant to Section 11.2(c) and only to the extent that such Materials cannot be used by Abzena in servicing its other customers.
(b)	Company shall deliver to Abzena, at Company’s expense, any Company Materials required by Abzena for the delivery of Services as provided in a Statement of Work. Upon receipt of Company Materials by Abzena, Abzena shall conduct an incoming materials inspection and notify Company of any non-conforming Company Materials. Upon such determination and notice, and assuming Company’s agreement with Abzena’s conclusion, Company may instruct Abzena to (i) return the non-conforming Company Materials to Company, at Company’s expense, or (ii) destroy or dispose of the non-conforming Company Materials at Abzena’s Manufacturing Facility, and Company shall promptly replace any non-conforming Company Materials. Abzena shall not be liable for any defects in Company Materials except to the extent otherwise constituting a breach of another provision of this Agreement or due to negligence on the part of Abzena. The Parties agree to amend any Statement of Work to account for any delays or costs incurred by Abzena directly due to the receipt of any non-conforming Company Materials.
(c)	Abzena agrees (i) to account for all Company Materials, (ii) not to provide Company Materials to any third party without the express prior written consent of Company, (iii) not to use Company Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any Company Materials or take any action to determine the structure or composition of any Company Materials unless required pursuant to a signed Statement of Work, and (iv) to destroy or return to Company all unused quantities of Company Materials according to Company’s written directions. Company will at all times retain exclusive title to and ownership of the Company Materials and Abzena shall ensure that all Company Materials are maintained in accordance with Company’s instructions and otherwise shall exercise reasonable care in handling and maintaining the Company Materials.
2.3	Material Observation.
(a)	The Parties agree to notify the other if, at any time, a Party discovers the presence of any infectious or adventitious agent in any culture used in providing the Services.

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3.PROJECT MANAGEMENT

3.1	Project Managers.
(a)	Abzena and Company shall designate an authorized representative (a “Project Manager”) for the exchange of all communications between the Parties, other than legal notices, related to the Services hereunder. Each Party may replace its Project Manager at any time for any reason by providing written notice to the other Party; provided, that Abzena will use reasonable efforts to provide Company with at least 30 days’ prior written notice of any such change on its part.
(b)	Project Managers shall have the responsibility to (i) oversee planning for the Services; and (ii) have primary responsibility for the day-to-day interactions with one another for the Services. Project Managers shall endeavor in good faith to establish consensus.
(c)	The Project Managers shall meet not less than once each six months on agreed upon times.
(d)	Any disputes or disagreements that cannot be resolved by the Project Managers within five days after either Project Manager declares a dispute or disagreement shall be referred to the Senior Executive of Abzena and the Senior Executive of Company for resolution. For the avoidance of doubt, nothing contained in this Section 3.1, nor any decisions made by Project Managers, shall relieve either Party of its obligations under this Agreement, nor shall either party be precluded from seeking remedies for any breach.
3.2	Intellectual Property.
(a)	Ownership of Intellectual Property. All Abzena Background Technology and all Base Technology shall be owned by Abzena. All Company Technology and all Company Foreground Technology shall be owned by Company. Abzena acknowledges that all original works of authorship which are made by Abzena (solely or jointly with others) within the scope of Abzena’s service to Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent that any Company Foreground Technology does not constitute “works made for hire” as aforesaid, Abzena hereby assigns to Company all of Abzena’s right, title and interest in and to Company Foreground Technology and all of Abzena’s copyright, trade secret, trademark, patent, and other propriety rights in such Company Foreground Technology.
(b)	Company hereby grants Abzena a worldwide, non-exclusive, royalty-free license to use the Company Technology and Company Foreground Technology solely to the extent that such use is necessary to perform the Services for Company and for no other purpose whatsoever.
(c)	Abzena hereby grants to Company an irrevocable, non-exclusive, worldwide, royalty free, fully paid up, sublicensable and perpetual license to use the Abzena Background Technology and Base Technology solely to the extent necessary for Company to develop, use and exploit Company Foreground Technology and Deliverables and for no other purpose whatsoever.
(d)	Company shall not reverse engineer, conduct chemical analysis on, dismantle, disassemble or otherwise tamper with the Abzena Background Technology or Base Technology.
3.3

Scale Up Process Risk Mitigation. The Parties agree that the results of each development batch will be reviewed against the Specifications to determine whether Manufacturing of the cGMP Batch of Bulk Drug Substance for Delivery at Specifications is achievable. If either Party does not believe that such Manufacture is possible, then the Parties will use their good faith efforts to agree on a path forward to improve the process in order to proceed with manufacturing according to the Specifications; provided, that in no event does this require the Company to enter into any new, or amend, any Statement of Work.

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Alternatively, the Company may request that Abzena proceed directly to cGMP Manufacture without first performing a non-cGMP Batch at scale (a “Direct to cGMP Batch”), provided that if such Direct to cGMP Batch fails to meet Specifications and the Company elects for subsequent Manufacture, then the Company shall pay for the cost of any subsequent Manufacture, including raw material and disposable equipment costs, of another cGMP Batch of Bulk Drug Substance. The Parties also acknowledge that any changes to the process and/or the Specifications specified in this Agreement or a Statement of Work that is requested by the Company may impact the cost to Manufacture the Bulk Drug Substance, and, accordingly, the Parties agree to negotiate in good faith changes to the Prices for any Bulk Drug Substance accordingly. Nothing in this Section 3.3 is intended to excuse any Party’s gross negligence, willful misconduct or breach of this Agreement.

4.DELIVERY

4.1

Shipment. All shipments of Deliverables including Bulk Drug Substance, or other Materials from Abzena will be subject to handling fees specified in the Statement of Work, shipped to a destination specified in writing on the Statement of Work or otherwise by Company in accordance with the applicable Statement of Work per the validated shipping method and the shipping and packaging instructions, if any, provided by Company at least twenty (20) days prior to the shipping date if not contained in the Specifications. For Bulk Drug Substance Abzena shall also deliver to Company the Certificate of Analysis, the Certificate of Compliance and such other documentation as is specified in the Quality Agreement or otherwise reasonably required to meet all applicable regulatory requirements (including cGMP) not later than the date of delivery of the Bulk Drug Substance. Delivery by Abzena shall be made Ex Works at the Manufacturing Facility (Incoterms 2010), and clearance for export is the responsibility of Company. The Parties shall use commercially reasonable efforts to co-operate in accordance with Applicable Laws to minimize where permissible any import duties to be paid on imported Deliverables.

4.2	Risk of Loss. Risk of loss or damage to Deliverables to be transferred hereunder shall be borne by Company upon Delivery as specified in Section 4.1.
4.3	Release of Deliverables; Acceptance; Rejection; Inspection.
(a)	Within thirty (30) days of Delivery of any Batch of Deliverables, Company shall inspect such Batch and shall have the right to test such Batch to determine conformance with the Specifications. After thirty (30) days from date of Delivery, all unrejected Batches of Deliverables shall be deemed in conformance with the Specifications as to all nonconformities other than latent nonconformities (latent nonconformities include any nonconformities that are not reasonably detectable by Company through its standard inspection and testing procedures, provided, however, that with respect to any assertion by Company of a latent nonconformity, the Company’s handling and storage of the Deliverables shall not have been the direct cause of any such alleged latent nonconformity). For the avoidance of doubt, any Direct to cGMP Batch Manufactured pursuant to Section 3.3 shall not be subject to this Section 4.3 for a failure to meet Specifications.
(b)	This Section 4.3(b) applies only in the case of Deliverables that are Bulk Drug Substance. If Company determines that any Deliverables do not conform to the Specifications, Company shall as promptly as reasonably practicable (and in any event within five (5) days after such determination) notify Abzena in writing that it rejects Delivery of the Deliverables for non-conformance. Abzena shall respond to any rejection notice as promptly as reasonably practicable (and in any event within five (5) days of receipt of such notice). In the event that Abzena reasonably believes that Deliverables have been incorrectly rejected by Company, Abzena shall so notify the Company in the response pursuant to the immediately preceding sentence and, if requested by Abzena in such response, Company shall provide it with a reasonable amount

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of samples of the appropriate Deliverables for testing. Abzena may, as promptly as practicable, test samples of such Deliverables. In the event of a discrepancy between Company’s and Abzena’s test results such that Abzena’s test results fall within the relevant Specifications, or there exists a discrepancy between the Parties over the extent of which such failure is attributable to Abzena, the Parties shall as promptly as practicable retain an independent laboratory to promptly review the records, test data and perform comparative tests and/or analyses on samples of the Batch of Deliverables that allegedly fails to conform to the Specifications. Such independent laboratory shall be mutually agreed upon by the Parties, acting reasonably and in good faith. The independent laboratory’s results shall be in writing and shall be final and binding absent manifest error. If the Deliverables are determined to meet such applicable Specifications, then such Deliverables shall be deemed to be accepted under this Agreement with respect to the applicable Specifications, and Company shall bear the cost of such laboratory testing. If the Deliverables are determined not to have met the Specifications, then such Deliverables shall be deemed to be rejected under this Agreement with respect to the applicable Specifications, and Abzena shall bear the cost of such laboratory testing. In the event that it is determined (mutually by the parties or by the independent laboratory) that such failure is primarily due to Abzena’s gross negligence or willful misconduct (which includes equipment failure or other systems or facilities issues within the control of Abzena) then Abzena shall either replace the rejected Deliverables as soon as reasonably practicable at no cost to Company or refund to Company the price paid for such non-conforming Deliverables within ten (10) days of such determination, as selected by the Company. In the event that it is determined (mutually by the parties or by the independent laboratory) that such failure is primarily due to Abzena’s negligence then Abzena shall replace the rejected Deliverables as soon as reasonably practicable; provided, that if the Company wishes for Abzena to do so, all Materials shall be paid for by the Company (but at cost and without markup). If any Deliverables are accepted and become Company Materials which are subsequently used for Manufacture of other Deliverables which are rejected, Company shall bear the cost of replacing such Company Materials and any other Company Materials necessary if Abzena replaces such rejected Deliverables, except in the case of Abzena’s breach, gross negligence or willful misconduct. The remedies set forth in this Section 4.3(b) shall be the sole and exclusive remedies for the failure of the Deliverables to meet the Specifications.

4.4

Storage and Failure to Take Delivery. In the event that Deliverables, Materials or other items are shipped to Company or its designee pursuant to the Statement of Work, and if Company refuses to receive such Deliverables, Materials or other items Delivered in accordance with this Agreement, Company shall be billed at that time for all such Deliverables or other items, and on the first day of each month thereafter shall be billed automatically for reasonable administration and storage costs charged to similarly situated customers, if such storage is available. For Deliverables, Materials or other items held by Abzena at the request of Company past their scheduled delivery date under the Statement of Work or refused by Company other than pursuant to the provisions of Section 4.3, Company agrees that: (a) risk of ownership and loss for such Deliverables, Materials or other items has passed to Company; (b) such Deliverables, Materials or other items shall be stored by Abzena on a bill and hold basis for legitimate business purposes only; and

(c)	Company will be responsible for any decrease in market value or the deterioration of such Deliverables, Materials or other items, except in the case of Abzena’s breach, gross negligence or willful misconduct. If Company does not take Delivery of such Deliverables, Materials and other items within three months of the Delivery Date, Abzena shall have the right but not the obligation to dispose of such Deliverables within ten
(d)	(10) days of informing Company in writing unless Company, within that ten (10) day period, requests delivery thereof, in which case such Deliverables shall be delivered in accordance with Company’s instructions.

5.FINANCIAL TERMS

5.1	Price for Services. The Prices to be paid by Company to Abzena for Services shall be as set forth on the applicable Statement of Work.

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5.2

Discontinuation. In the event Company withdrawals or discontinues development or commercialization of a product containing Bulk Drug Substance due to clinical failure, safety or regulatory reasons, or lack of commercial viability, Company shall pay for all Services (including any incomplete Manufacturing that has been commenced for Bulk Drug Substance) performed through the date that Company provides notice to Abzena of the discontinuation or withdrawal.

5.3

Materials Ordering and Upfront Payments; Costs. Abzena shall order and keep at all times sufficient Materials in stock to meet its obligations hereunder. Abzena will handle ordering and inventory management consistent with similar products of other customers and shall be entitled to order Materials sufficiently in advance, based upon anticipated lead times, to ensure back-up materials are available to minimize supply risk, to manage shortages thereof in the market, and to keep on hand Materials sufficient to conduct timely Manufacturing. Abzena will use commercially reasonable efforts to make economically responsible purchasing decisions for all Materials used for the development and manufacture of Deliverables. Company agrees that Abzena shall invoice Company an amount equal to 50% of the cost of Materials ordered by Abzena in accordance with this Section 5.3 at the time that Abzena places each order.

5.4

Retesting. All retesting performed at the Company’s request that is not due to Abzena error or breach and all required investigational studies or additional Company requests not outlined in the Statement of Work or a Change Order will be invoiced for the cost of performance at the then current standard rate.

5.5

Capacity Reservation. If the Parties agree on reservation of cGMP or non-cGMP Manufacturing capacity, then Abzena shall reserve such capacity for a commencement date of manufacturing within a window of up to 30 days of the date by which Abzena anticipates that process development activities will be completed. In consideration for Abzena reserving such Manufacturing capacity within its Manufacturing Facility, Company shall pay to Abzena [***] as a down payment (a “Capacity Reservation Down Payment”) within thirty days of making such reservation. The balance of the Abzena Batch Manufacturing price is to be paid in two (2) equal installments, the first due at the initiation of the Manufacturing, and the final payment upon release of the Batch.

5.6

Invoicing and Payment. Abzena shall invoice Company in the amounts and at the times as set forth in an applicable Statement of Work. All invoices are strictly net 30, and Company shall remit all payments not more than thirty (30) days following the date of invoice, subject to Company’s right to dispute any invoice (or applicable portion thereof) in good faith. All payments by Company to Abzena hereunder shall be in U.S. dollars, which is the contracted currency. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Abzena, unless otherwise specified in a subsequent writing by Abzena. Abzena shall submit all invoices to Company’s Accounts Payable Department at the following address:

accounting@immunome.com

5.7

Advance Payment; Suspension of Services. Notwithstanding any other provision of this Agreement, if at any time the Company’s credit is substantially impaired (as evidenced by a material downgrade in its credit rating by any nationally recognized credit rating agency that continues unremedied for a period of thirty (30) days), Abzena may require payment in advance before performing any further Services or making any further shipment of Bulk Drug Substance. Moreover, if Company fails to make any undisputed payment within thirty (30) days of when due, Abzena shall have the right, at its sole option and upon thirty (30) days’ prior written notice, to suspend any further performance hereunder until such default is corrected, without thereby releasing Company from its obligations under this Agreement.

5.8	Taxes

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(a)	Unless otherwise indicated in writing by Abzena, the Price and all other charges are exclusive of value added tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any Governmental Authority (“Taxes”), which shall be paid by Company; provided, that Abzena is solely liable for Taxes on its income.
(b)	In the event that laws or regulations require withholding of Taxes from any payment hereunder, such Taxes will be deducted from such payment and will be remitted to the appropriate Governmental Authority. The Party performing the withholding will furnish the other Party with proof of payment of such Taxes and shall be responsible for the payment of any interest or penalties resulting from its failure to comply with any withholding obligation under Applicable Laws. In the event that documentation is necessary in order to secure an exemption from or a reduction in any withholding of Taxes, the appropriate Party shall provide such documentation in a timely manner.
5.9

Late Payment. In the event Company fails to make timely payment, then commencing fifteen (15) days following the due date interest shall accrue on any amount overdue at the rate equal to the lesser of (i) one percent (1%) per month, or (ii) the maximum rate permitted by Applicable Law, in each case calculated on the number of days such payment is delinquent. This Section 5.9 shall in no way limit any other remedies available to Abzena.

5.10

Cancellations and Postponements. Unless otherwise specified in the applicable Statement of Work, if Company terminates or postpones any portion of the Services other than due to Abzena fault or Force Majeure, then Company shall pay Abzena a cancellation fee as follows: (i) for any portion of the Services comprising Batch Manufacture, Company shall pay a fee in accordance with the following schedule: [***] and (ii) for any other portion of terminated Services, Company shall pay any applicable amounts with respect to such Services specified in Section 11.3(b). Any such cancellation fee will be reduced by the amount of any Capacity Reservation Down Payment paid.

6.QUALITY CONTROL/QUALITY ASSURANCE

6.1	Day-to-Day Quality Matters. Bulk Drug Substance shall be Manufactured in accordance with all Applicable Laws, the Specifications and the Quality Agreement.
6.2	Release Responsibility. Company shall have control over, and shall be responsible for, final release of all Bulk Drug Substance. Abzena shall conduct only Abzena’s manufacturer’s release.
6.3

Quality Agreement. Abzena shall comply with the Quality Agreement. The existence of the Quality Agreement shall in no way be deemed to constitute or include any additional representation or warranty of Abzena beyond those expressly set forth herein. In the event of a conflict between any term of this Agreement and the corresponding term of the Quality Agreement, the conflicting term of this Agreement shall control except to the extent that any such issues directly relate to quality or regulatory compliance matters, in which case the Quality Agreement controls, or as otherwise specifically set forth to the contrary

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in the Quality Agreement.

7.REGULATORY

7.1

Compliance. Abzena shall comply with all requirements with respect to Bulk Drug Substance imposed by Applicable Law from time to time that are applicable to Abzena as the provider of the Services. Company shall comply with all requirements with respect to Bulk Drug Substance that are imposed by Applicable Law from time to time that are applicable to Company as the holder of the Investigational New Drug application or any similar global applications.

7.2

Regulatory Filings. Abzena shall be responsible for filing and maintaining at its cost and expense its Establishment License Application relating to the Manufacturing Facility as may be necessary for Company to obtain approval for clinical trials in the appropriate jurisdictions.

7.3

Record keeping. Abzena shall maintain complete, true and accurate books, records, validation, test and laboratory data, reports and all other information relating to Services performed under this Agreement, including all information required to be maintained by Applicable Laws. Such information shall be maintained in forms, original notebooks and records for a period of three (3) years from the relevant Bulk Drug Substance Delivery or longer if required under Applicable Laws. Upon request, Abzena will deliver to Company all such information in the possession or control of Abzena relating to the Manufacture of each Batch.

7.4

Technology Transfer Abzena shall provide up to fifty (50) hours of time to assist in the technology transfer for the then current manufacturing process solely for the manufacture of the Bulk Drug Substance and for a period of up to six months following completion of the related Statement of Work. If more than fifty (50) hours is required, then an hourly FTE rate will be agreed and all additional costs relating to such technology transfer activity shall be reimbursed to Abzena.

7.5

Inspection/Audit. Upon Company providing Abzena with reasonable advance notice in writing, which shall be no less than [***] days, Abzena shall permit Company representatives to visit and inspect during normal business hours any premises of Abzena where the Services are being carried out and/or inspect and audit the books and records of Abzena with respect to the Services for the purposes of assessing the progress and quality of the Services and evaluating compliance with this Agreement no more frequently than once every Calendar Year, except in the case of a “for cause” inspection, which shall not be so limited. Abzena shall use its reasonable efforts to co-operate with Company in connection with any such visit and/or inspection and use its reasonable efforts to allow Company’s representatives access during normal business hours to all areas of the premises where the Services are being carried out and to all materials, equipment, records, procedures, materials and facilities relating to any aspect the Services, subject to any safety or other internal policy of Abzena relating to such inspection or access. On reasonable advanced written notice, Abzena shall use its reasonable efforts to make all Personnel involved in performing the Services available to Company’s representatives to discuss the Services.

8.REPRESENTATIONS AND WARRANTIES

8.1	Abzena. Abzena hereby represents and warrants to Company as follows:
(a)	The Services will be performed in accordance with this Agreement and applicable industry standards and practices, and in any event with at least the degree of care and skill that Abzena uses to perform similar activities for itself and other customers and in accordance with all Applicable Laws;
(b)	All Bulk Drug Substance shall be Manufactured in accordance with Applicable Laws, the Statement of Work,

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the Specifications, the Quality Agreement and cGMP;

(c)	It or its Affiliates holds all necessary permits, approvals, consents and licenses to enable it to perform the Services. Abzena, however, may use Company’s permits, approvals, consents and/or licenses, if appropriate under Applicable Laws and agreed to by Company;
(d)	Abzena and any person used by Abzena to perform Services under this Agreement (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with the Services any person who has been debarred or is subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), (iii) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding, and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Abzena will notify Company immediately if Abzena or any person used by Abzena to perform Services under this Agreement is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Abzena’s knowledge, is threatened;
(e)	It has the necessary authority to enter into and to perform this Agreement, and its performance of its obligations under this Agreement does not and will not conflict with or constitute a default under its certificate of incorporation or formation, bylaws or other constitutive document or any of its obligations to any third parties; and
(f)	It will promptly notify Company in writing if it receives or is notified of a formal written claim from a Third Party that Abzena Information and/or Abzena Intellectual Property or that use by Abzena thereof for the provision of Services infringes any Intellectual Property or other rights of any Third Party.
8.2	Company. Company hereby represents and warrants to Abzena as follows:
(a)	It has, or will timely obtain, and will maintain and comply at all relevant times throughout the term of this Agreement, with all applicable federal, state, and local permits, licenses, registrations and other governmental authorizations and approvals as may be required by Applicable Laws in order for it to perform its obligations under this Agreement;
(b)	It has the necessary authority to enter into and to perform this Agreement, and its performance of its obligations under this Agreement does not and will not conflict with or constitute a default under its certificate of incorporation or formation, bylaws or other constitutive document or any of its obligations to any third parties;
(c)	It will promptly notify Abzena in writing if it receives or is notified of a formal written claim from a Third Party that Company Information and/or Company Intellectual Property or that use by Abzena thereof for the provision of Services infringes any Intellectual Property or other rights of any Third Party.
8.3

Implied Warranties. EXCEPT AS OTHERWISE EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND THE OTHER PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, OR CONDITION OF ANY ITEM DELIVERED OR (ONLY IN THE CASE OF ABZENA) SERVICE PERFORMED UNDER THIS AGREEMENT, WHETHER ALONE OR IN COMBINATION WITH ANY OTHER ITEM OR SERVICE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES (OTHER THAN THE IMPLIED WARRANTIES OF GOOD FAITH AND FAIR DEALING) OR STATUTORY WARRANTIES.

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8.4	[***]

9.CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS

9.1

Confidentiality. During the Term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party (the “Disclosing Party”) except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, and shall restrict the disclosure of the Confidential Information of the Disclosing Party within its own organization to the Receiving Party’s and its Affiliates’ directors, officers, employees, consultants, distributors and permitted sub licensees, Service Providers, in each case solely to the extent such disclosure is necessary in connection with such Party’s activities as expressly authorized by this Agreement or is reasonably necessary for such Party’s performance of, or exercise of its rights under, this Agreement. To the extent that disclosure to any Person is authorized by this Agreement, prior to disclosure, the Receiving Party shall ensure that such Person is bound by confidentiality and non-use restrictions no less onerous than those set forth in this Section 9, and without limitation of the foregoing, in the event of any noncompliance by any such Person with this Section 9, the Receiving Party shall be liable and responsible to the same extent as if such noncompliance were on the part of the Receiving Party itself.

9.2	Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
(a)	Made in response to a valid order of a court of competent jurisdiction or other competent Government Authority; provided, however, that the Receiving Party shall first have given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required in the opinion of Receiving Party’s legal counsel to be disclosed in response to such court or governmental order;
(b)	Solely in the case of Company as the Receiving Party, made by the Receiving Party to a Governmental Authority as may be necessary or useful in connection with any filing, application or request for a Registration; provided, however, that reasonable measures will be taken to obtain confidential treatment of such information; or
(c)	Solely in the case of Company as the Receiving Party, made by the Receiving Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a patent right; provided, however, that reasonable measures will be taken to assure confidential treatment of such Confidential Information.
9.3

Terms of Agreement. Neither Party shall disclose the existence or any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement (but not any other Confidential Information) as follows: (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary for a valid business purpose; (b) to a Third Party in connection with one of the following transactions solely for the purpose of evaluating or carrying out such transaction and solely to the extent that such Third Party is an actual or bona fide potential transaction party: (i) an investment or potential investment by or in such Party, (ii) a potential merger, consolidation or similar transaction by such

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Party, or (iii) a potential sale of all or substantially all of the assets of such Party related to the substance of this Agreement; provided, that in each of the foregoing clauses (i)-(iii), the Person to whom the information is disclosed is not a competitor of the other Party and in any event provided that all competitive and/or sensitive information (without limitation, such as pricing, Specifications and other Confidential Information of the other Party within this Agreement) is redacted; or (c) as otherwise required by listing requirements, law or regulation, provided that the disclosing Party shall (x) to the extent practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, as applicable, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order; and provided further that such terms and conditions shall be deemed Confidential Information and the Party making such disclosure shall require that such Third Party receiving such Confidential Information shall observe the same obligations of confidentiality as such Party owes under this Agreement with respect to Confidential Information of the other Party. A Party making a disclosure in accordance with this Section 9.3 shall ensure that the Person to whom disclosure is made pursuant to clause (a) or clause (b) is bound by confidentiality and non-use restrictions no less onerous than those set forth in this Section 9, and without limitation of the foregoing, in the event of any noncompliance by any such Person with this Section 9, the Party that made the disclosure shall be liable and responsible to the same extent as if such noncompliance were on the part of such Party itself.

9.4

Use of Name/Publicity. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld or delayed). The restrictions imposed by this Section 9.4 shall not prohibit any Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a competent Governmental Authority, provided that (a) any other information that is legally required to be disclosed shall be governed by Section 9.2 and Section 9.3, as applicable, and (b) the disclosing Party shall use reasonable efforts to notify the other Party prior to making such disclosure.

9.5

Proprietary Rights. All matters pertaining to the ownership of Intellectual Property created by the Parties in the performance of this Agreement and the grant of licenses thereto and to background Intellectual Property are as set out in this Agreement and neither Party will acquire any right, title or interest into the other Party’s background or arising Intellectual Property.

9.6

Security Program. Abzena shall implement a security program that includes administrative, technical and physical safeguards designed to (a) provide for the protection of Confidential Information; (b) protect against unauthorized access to and use of Confidential Information; (c) protect against reasonably anticipated threats or hazards to security of Confidential Information; and (d) provide for the appropriate disposal of Confidential Information (collectively, “Security Measures”). Abzena shall provide direction to the Company for the secure transfer of all Confidential Information, utilizing encryption both in transit and at rest. Abzena shall ensure that multifactor authentication is enabled for any Abzena systems, folders, share files or other repositories where Confidential Information shall be stored. In addition, Abzena shall adhere in all material respects to the data privacy and security policy of the Company attached hereto as Exhibit D.

10.INDEMNIFICATION AND INSURANCE

10.1

Company. Company shall indemnify and hold harmless Abzena and its Affiliates, and each of their directors, officers, employees and agents (the “Abzena Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”) resulting from any claims, demands, actions or other proceedings (including for personal injury, death, disability or

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infringement of Third Party Intellectual Property rights) by any Third Party (“Third Party Claims”) to the extent resulting from (a) the Exploitation by Company, its employees, agents, independent contractors, sublicensees (other than Abzena) or their respective Affiliates (collectively, “Company and its Affiliates”) of Bulk Drug Substance; (b) attributes of any Bulk Drug Substance, including the determination of the Specifications, the approval by Company and its Affiliates of media or other components, or the immunogenicity, toxicity, teratogenicity, carcinogenicity, or inherent drug risk of the Bulk Drug Substance; (c) the violation of any Applicable Laws by Company and its Affiliates; (d) the negligence or willful misconduct of Company and its Affiliates; (e) the material breach of this Agreement by Company and its Affiliates; or (f) Third Party Claims that the Manufacture, sale or use of Bulk Drug Substance infringes, induces infringement of, or constitutes a misappropriation of any intellectual or industrial property rights of a Third Party and related Liabilities; in each case except to the extent that indemnification would be required to be provided by Abzena under Section 10.2.

10.2

Abzena. Abzena shall indemnify and hold harmless Company and its Affiliates, and each of their directors, officers, employees and agents (the “Company Indemnitees”), from and against all Liabilities resulting from any Third Party Claims to the extent resulting from (a) the violation of any Applicable Laws by Abzena or its Affiliates; (b) the negligence or willful misconduct of Abzena or its Affiliates; (c) the material breach of this Agreement by Abzena or its Affiliates or (d) Third Party Claims that the Intellectual Property used by Abzena in the Services infringes, induces infringement of, or constitutes a misappropriation of any intellectual or industrial property rights of a Third Party and related Liabilities; in each case except to the extent that indemnification would be required to be provided by Company under Section 10.1.

10.3	Procedure.
(a)	Notice and Right to Participate. Each Party (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, and Indemnitor may participate in or assume the defense thereof with mutually agreed counsel by giving written notice to the Indemnitee within thirty (30) days after receipt of written notice of such Third Party Claim from Indemnitee; provided, however, that Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Indemnitee unless counsel retained by Indemnitor would create unresolvable conflict of interest, in which case Indemnitor will pay. In the event that it is ultimately determined that Indemnitor is not obligated to indemnify, defend or hold harmless an Indemnitee from and against such Third Party Claim, Indemnitee shall reimburse Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Liabilities incurred by Indemnitor in its defense of such Third Party Claim with respect to Indemnitee. Indemnitee, its employees and agents shall reasonably cooperate with Indemnitor and its legal representatives in the investigation of any Third Party Claim covered by this Section 10.
(b)	Settlement. With respect to all Liabilities in connection with Third Party Claims, where Indemnitor has assumed the defense of the Third Party Claim in accordance with Section 10.3(a) Indemnitor shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided Indemnitor obtains the prior written consent of Indemnitee if such Third Party Claim is likely to have adverse effect on Indemnitee. Indemnitor shall not be liable hereunder without such consent by Indemnitee. No Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of Indemnitor. The Parties agree that Sections 10.1 and 10.2 shall be the sole and exclusive remedy, as between the Parties, for Liabilities that each suffers or incurs in respect of Third Party Claims.
10.4

Responsibility and Control. Company and Abzena shall each be solely responsible for the safety of its own employees, agents, Affiliates, or independent contractors with respect to its performance under this Agreement.

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10.5

Insurance. Each party, at its own expense, shall procure and maintain during the Term of this Agreement (unless sooner terminated as provided herein), insurance policy(ies), including commercial general liability insurance coverage and product liability insurance (including, as to Abzena, errors and omissions), which are consistent with normal business practices of prudent companies similarly situated, but in no event less than coverage with limits of not less than [***] per occurrence and [***] per annual aggregate (as to Abzena and [***] per occurrence and [***] per annual aggregate as to the Company; provided, that the Company is not required to obtain product liability insurance until it commences clinical trials (i.e., dosing of first patient). Such policy/policies shall provide protection against claims, demands and causes of action arising out of any breaches of such party’s obligations hereunder or any indemnification obligations of such party hereunder. Company and Abzena may not elect to self-insure against such losses.

11.TERM AND TERMINATION

11.1

Term. Unless terminated earlier as provided under Section 11.2, the term of this Agreement shall commence upon the Effective Date and shall expire on the second anniversary thereof, provided however that if at the time there are any outstanding Statements of Work, no such termination shall be effective with respect to such Statements of Work until the performance of all Services under such outstanding Statement of Work is completed.

11.2	Termination. As provided below, prior to the expiration of the Term, the Parties shall have the right to terminate this Agreement or any Statement of Work by written notice, as follows:
(a)	If either Party is in material breach of this Agreement or any Statement of Work and, in the case of a breach capable of remedy, the breach is not remedied within thirty (30) days following the breaching Party’s receipt of a notice specifying the breach and requiring its remedy then the other Party may terminate this Agreement or the applicable Statement of Work at any time by notice in writing to the breaching Party.
(b)	Either Party may terminate this Agreement at any time by notice in writing to the other Party (the “Other Party”), such termination to take effect as specified in the notice, if (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due; (B) an order is entered or a resolution is passed for the winding up of the Other Party; (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business; (D) the Other Party suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (E) the Other Party makes any composition with its creditors;
(c)	(F) the Other Party ceases to continue its business; or (G) as a result of debt and/or maladministration the Other Party takes or suffers any similar or analogous action in any jurisdiction.
(d)	Company shall have the right at its option to terminate this Agreement in its entirety upon [***] days’ prior written notice to Abzena.
(e)	Company shall have the right at its option to terminate any Statement of Work upon [***] days’ prior written notice to Abzena.
11.3	Consequences of Termination. In the event of a termination or expiration of this Agreement or any Statement of Work, the following provisions of this Section 11.3 shall apply:
(a)	If this Agreement or any Statement of Work is terminated for any reason, Abzena shall cease performing any work not necessary for the orderly close-out of the affected Services and shall use commercially reasonable efforts to conclude or transfer Services as reasonably instructed by Company in accordance with all Applicable Laws and regulatory requirements, at the reasonable cost of Company, except if

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terminated by Company under Section 11.2(a) or (b), in which case such efforts shall be undertaken at Abzena’s sole cost.

(b)	Company shall pay Abzena for (i) Services satisfactorily performed in accordance with the relevant Statements of Work up to the date of termination; (ii) all non-cancellable costs [***] of Materials on hand or under order pursuant to non-cancelable contracts for use in the delivery of Services which cannot be returned by Abzena, used by Abzena under any other Statement or Work hereunder or used by Abzena within sixty (60) days in other products manufactured by Abzena (and all such Materials paid for by Company shall be delivered by Abzena to Company pursuant to Section 11.5); (iii) any additional activities associated with the termination of the affected Services that Company has asked Abzena to complete, at mutually agreeable hourly rates; and (iv) any applicable fees under Section 5.2 or Section 5.10.
11.4

Continuing Obligations. Termination of this Agreement shall not affect the continuance of any Sections which are stated, or by their nature are intended to continue after termination, including without limitation, Sections 1, 2.1(b), 2.2(c), 3.2, 4.3, 5.6, 5.8, 5.9, 5.10, 6.2, 6.3, 7.3, 7.4, 7.5, 8, 9, 10, 11.3, 11.4, 11.5, 12 and 14 nor shall it affect any existing obligation(s) already incurred or rights already accrued by a Party.

11.5

Returned Materials. Unless expressly permitted under this Agreement, Company and Abzena each will return to the other no later than the effective termination of this Agreement or any applicable Statement of Work all information (including without limitation Confidential Information) and other materials in its possession or control that belongs to the other Party, except that each Party may retain a copy of such information of such other Party for record keeping purposes, and Abzena may retain samples of Bulk Drug Substance as necessary to meet its legal and regulatory requirements.

12.NOTICES

12.1

Notices. All notices shall be in writing, and shall be delivered by hand with receipt acknowledged, sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement. Notices shall be effective upon receipt or at a later date stated in the notice. Any notices required or permitted under this Agreement shall be directed as follows:

For Abzena:	Abzena (San Diego) Inc 8810 Rehco Road, Suite E, San Diego, CA 92121 Attn: Kimball Hall, Chief Operating Officer with a copy to: Richard Milbank, Chief Financial Officer

For Company: Immunome Inc.
665 Stockton Drive, Suite 300 Exton, PA 19341 Attn: Matthew Robinson, SVP, Research and Development with a copy to: Sandra Stoneman, Chief Legal Officer

13.FORCE MAJEURE

13.1

In this Agreement, “Force Majeure” shall mean an event which is beyond a non-performing Party’s reasonable control, including acts of God, acts of the other Party, strikes, lock-outs or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person, but in any event,

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only to the extent beyond the reasonable control of such Party), war, riot, civil commotion, terrorist act, malicious damage, epidemics, quarantines, fire, flood, storm, natural disaster, failure of suppliers (solely to the extent itself caused by a Force Majeure) or power or compliance with any law or governmental order, rule, regulation or direction (including changes in the requirements of the regulatory authorities), whether or not it is later held to be invalid.

13.2

The Force Majeure Party shall as soon as practicable, and in any event within twenty (20) days of the occurrence of a Force Majeure event, provide notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration. Subject to providing such notice, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure; provided, however, the Force Majeure Party shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

14.MISCELLANEOUS

14.1

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

14.2

Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party to this Agreement of a breach of any provision set forth herein or of any right contained herein shall not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.

14.3

Assignment. Neither this Agreement nor any right or obligation hereunder may be (voluntarily or involuntarily) transferred, assigned, subcontracted or delegated, in whole or part, whether by operation of law or otherwise, by either Party without the prior express written consent of the other Party; provided, however, that each Party may, without the written consent of the other Party, assign this Agreement to any successor in interest to all or substantially all of its business to which this Agreement relates in the event of its merger, consolidation, change in control or similar transaction and provided that, in either case (except in the case that any such successor in interest assumes the assigning Party’s rights and obligations under this Agreement by operation of law), such assignee assumes in writing all of the assigning Party’s rights and obligations under this Agreement; and provided further that in the case of any such assignment to a successor in interest of Abzena, such assignment shall be valid only if such successor in interest shall (i) be in good standing with all applicable regulatory authorities and (ii) have all applicable Regulatory Approvals to perform its obligations hereunder. Any purported transfer, assignment, subcontract or delegation in violation of this Section 14.3 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

14.4

Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

14.5

Further Actions. Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of, or to confer on each Party its rights and benefits under, this Agreement.

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14.6	No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.
14.7

LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER IN TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST REVENUES OR PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ABZENA’S LIABILITY FOR ANY LOSS OR DAMAGES SUFFERED BY COMPANY IN RESPECT OF ANY OF ANY BULK DRUG SUBSTANCE’S FAILURE TO MEET THE SPECIFICATIONS SHALL BE LIMITED TO THE SOLE AND EXCLUSIVE REMEDIES PROVIDED UNDER SECTION 4.3. AS BETWEEN ABZENA AND COMPANY, COMPANY AGREES THAT IT SHALL BE COMPANY’S SOLE RESPONSIBILITY TO DETERMINE THAT BULK DRUG SUBSTANCE AND ANY PRODUCT DERIVED THEREFROM WILL BE SAFE FOR HUMAN USE. FURTHER, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO [***]. [***]

14.8

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. Copies of executed counterparts of this Agreement transmitted by facsimile shall be considered original executed counterparts provided receipt of such facsimile is confirmed.

14.9

Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

14.10

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement; (b) all other provisions of this Agreement shall remain in full force and effect; and (c) the Parties shall use their reasonable best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

14.11

Modifications. No change, modification or amendment of any obligation, term or provision contained herein shall be valid or enforceable unless same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound hereby (which writing and signature may be in a PDF document exchanged via email). Notwithstanding the foregoing, the Parties may agree to minor changes to the manner in which the Services are performed that do not alter the Deliverables via emails exchanged that set forth the understanding of any such changes (e.g., changes to shipping instructions, the incurrence of certain pass through expenses, etc.)

ABZ [ ]	20	Confidential

14.12	Descriptive Headings. The section headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
14.13

Entire Agreement of the Parties. This Agreement and the Quality Agreement, including the Exhibits attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings, representations and agreements, whether oral or written, between the Parties respecting the development and manufacture of Bulk Drug Substance.

14.14	Performance by Affiliates.
(a)	Each of Company and Abzena acknowledge that obligations under this Agreement may be performed by any Affiliate(s) of Company and Abzena, respectively. Each of Company and Abzena shall remain responsible for the acts and omissions in the performance of this Agreement, by its Affiliates and subcontractors. Wherever under this Agreement the Parties rely upon their Affiliates or subcontractors, the Parties agree that such entities may not make decisions inconsistent with this Agreement, nor amend the terms of this Agreement or act contrary to its terms in any way. This Section 14.14(a) is not intended to modify the restrictions on subcontracting pursuant to Section 14.3.
(b)	Each Party agrees that any information or material provided by the other Party’s Affiliates, Service Providers or subcontractors that would meet the definition of Confidential Information herein, but for the fact that it is provided by the other Party’s Affiliates, Service Providers or subcontractors, shall be deemed to be the Confidential Information of the other Party.
14.15

Use of Names. Neither Party shall use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other party, except that Abzena agrees that its name can be utilized in the Company’s patent applications and regulatory filings without such consent.

14.16

Cumulative Remedies. Except as is otherwise expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or at equity.

ABZ [ ]	21	Confidential

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives in the places provided below:

For and on behalf of Abzena (San Diego) Inc	For and on behalf of Immunome, Inc.

Signature:	Signature: /s/ Purnanand D. Sarma

Name: Sven Lee	Name: Purnanand D. Sarma

Position: Chief Business Officer	Position: President & CEO

Date: 14 December 2020	Date: 14 Dec 2020

ABZ [ ]	22	Confidential

Exhibit A

Quality Agreement

[To be provided and mutually agreed before commencement of GMP manufacturing]

EXHIBIT B - TEMPLATE STATEMENT OF WORK

STATEMENT OF WORK NO.

This Agreement is made on	20 (“Statement of Work”)

Between

1	Abzena (San Diego) Inc, a California corporation located at 8810 Rehco Road, Suite E, San Diego, CA 92121 (“Abzena”) and
2	Immunome Inc., a Delaware corporation located at 665 Stockton Drive, Suite 300, Exton, PA 19346 (“Company”).

BACKGROUND:

(A)	Company and Abzena have entered into a master services agreement dated [insert date] (the “Master Services Agreement”). Under the Master Services Agreement, Abzena and Company may enter into separate Statements of Work, incorporating the provisions of the Master Services Agreement (subject to any express changes) for the conduct of Services by Abzena for Company.
(B)	Company now wishes to engage Abzena to, and Abzena is willing to, carry out certain Services in relation to [insert brief details of Project to be undertaken] subject to and in accordance with the provisions of this Statement of Work and the Master Services Agreement.

1.Definitions

1.1	Terms defined in the Master Services Agreement shall have the meaning provided in the Master Services Agreement when they are used in this Statement of Work.

2.Contract

2.1

This Statement of Work shall constitute a separate contract between Abzena and Company, incorporating the provisions of Sections 1 to 14 (inclusive) of the Master Services Agreement subject to the following amendments:

2.2	[Insert details of any variations to any provisions of the Master Services Agreement].

3.Services

3.1	The Services to be provided by Abzena are as follows: [set out description of Services]
3.2	The Services to be provided by Abzena at the following Manufacturing Facility:

Lusk Manufacturing Facility, 6325 Lusk Boulevard, San Diego, California

4.Timetable

4.1.	The timetable for the provision of the Services by Abzena, is as follows (if any timelines are estimated, to be explicitly stated):

[set out timetable]

5.Deliverables

Description	Quantity	Delivery Date
1.
2.
3.

6.Payments

6.1.	The following Payments are payable by Company to Abzena:

[set out details of the Payments, including any termination or cancellation charges and wind- down costs.]

7.Additional Provisions

The following additional terms apply to this Statement of Work:

8.Amendment

8.1.	No changes shall be made to this Statement of Work except in writing and signed by the duly authorised representatives of both parties.

For and on behalf of Abzena (San Diego) Inc	For and on behalf of Immunome Inc.

Signature:	Signature:

Name:	Name:

Position:	Position:

Date:	Date:

Exhibit C

Abzena Patents

[***]

EXHIBIT D

Information Security Controls

Abzena shall maintain the following controls to prevent accidental, unauthorized or unlawful destruction, alteration, unauthorized disclosure or access, modification or loss; misuse; or unlawful processing of any Immunome data and information (Immunome Data).

1.

Risk assessment / Management: Abzena conducts periodic assessments to identify reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Immunome Data in its possession or control. This includes regularly testing and monitoring the effectiveness of its safeguards, controls, systems, and procedures, including conducting credentialed vulnerability scans. Abzena implements measures, as needed, to address any vulnerabilities discovered in a timely manner

2.	Access Control:
a.	Abzena uses user and group-based permissions to prevent unauthorized access to any particular set of data for internal servers and for workstations as well as to any data stored in our cloud file system.
b.	Abzena users are divided into role profiles that determine the type of access they are granted. Abzena personnel access to Immunome Data is only on a need-to-know basis and to the extent necessary to perform their work duties are or otherwise determined by the relevant managers in writing.
c.	The access rights and permissions are centrally administered by the IT Department.
3.

Authentication: Each account through which Immunome Data may be accessed is attributable to a single individual with a unique ID and each account must require authentication (e.g., an individualized password). Abzena shall ensure that multifactor authentication is enabled on all endpoints, devices or systems that may be used to access Immunome Data.

4.

Passwords: Abzena has a password policy which requires strong passwords for access to any Abzena information system, including requirements for minimum password length, lockout after several failed attempts, expiration period, complexity, encryption, and changing of default passwords. Authentication credentials (employee and customer) are encrypted in transit, by SSL encryption, and at rest. Passwords are stored in a separate database, in hashed format, in a server which is protected by full disk encryption. Abzena prohibits sharing user account credentials (e.g., login ID, password).

5.

Change Management: Abzena implements documented change management procedures that provide a consistent approach for controlling, implementing and documenting changes (including emergency changes) for the Abzena information systems that includes appropriate segregation of duties.

6.	Network Protection:
a.	Abzena information systems have security controls that can detect and prevent attacks by use of network layer firewalls that are updated automatically by the device based on a schedule determined by the IT Department.
b.	Abzena implements client and server-side antivirus programs that include up-to-date antivirus definitions, and installation into production of all critical patches or security updates within thirty (30) days from the release of any such updates or patches.
c.	Abzena deploys network layer security devices that allow only authorized connections and requires a periodic review of rule sets.
7.	Physical Security:
a.	An inactivity lock is implemented on workstations when left unattended and a password or PIN must be required to enable access.
b.	Access to all Abzena office locations where Immunome Data is processed is limited to Abzena personnel and authorized visitors. The reception area of each Abzena office is either manned or entry to the premises requires a key or a badge.
c.	Visitors to all Abzena locations where Immunome Data is processed are required to sign a visitors register.
d.	Physical access rights to Abzena offices are reviewed annually.
e.	Physical documents that contain Immunome Data are required to kept secured (e.g. locked office or file cabinet) when not in use.
8.	Personnel Security:
a.	Abzena performs background checks for all employees. As part of the hiring process all employees and contractors are required to sign a confidentiality agreement and separate a security statement.
b.	In selecting its third party providers, Abzena conducts a vendor assessment which includes an evaluation of the providers’ data security related controls.
c.	All Abzena employees must undergo privacy and data security training, upon hiring, and refresher training annually thereafter.
d.	Abzena employees who fail to comply with the Abzena information security policies, procedures, and practices may be subject to disciplinary action, up to and including termination.

2

e.	It is Abzena’s policy to terminate Abzena personnel’s physical and logical access to Immunome Data no later than the date of separation or transfer to a role no longer requiring access to Immunome Data.
9.

Encryption: Abzena ensures that all Immunome Data transferred over the internet is encrypted in transit using SSL-based encryption. All computers, devices or media (e.g., laptop computers, phones/PDAs, USB drives, back-up tapes) containing any Immunome Data shall be encrypted at rest.

10.

Incident Management: Abzena implements an incident management plan designed to promptly identify, prevent, investigate, and mitigate any security incidents performs any recovery actions to remedy the impact the impact of security incidents.

3